Exhibit 99.1

Natera Reports Second Quarter 2015 Financial Results

SAN CARLOS, Calif., August 12, 2015 /PRNewswire/ - Natera, Inc. (NASDAQ: NTRA), a leader in non-invasive genetic testing and the analysis of circulating cell-free DNA, today reported financial results for the second quarter ended June 30, 2015 and provided an update on recent business progress.

Recent Accomplishments & Highlights

•                  Achieved Total Revenue of $45.1 million in the second quarter of 2015, an increase of 26% over the same period of the prior year.

•                  Accessioned roughly 69,000 tests in the second quarter of 2015 compared to roughly 54,000 tests accessioned in the second quarter of 2014, an increase of 28%.

•                  Completed a successful initial public offering, resulting in net proceeds to Natera of approximately $178.5 million, including $15.1 million from the exercise of the underwriters’ overallotment option.

•                  Expanded adoption of our Constellation cloud-based distribution model by executing a license agreement with GE Clarient focused on oncology.

•                  Selected for TRACERx Study of Lung Cancer Heterogeneity Using Cell-Free Tumor DNA, funded by Cancer Research UK. This study will use Natera’s therapeutic monitoring panel, as well as Natera’s minimum residual disease testing and recurrence monitoring panel.

•                  Announced publication of a new health economics study by Peter Benn, DSc., Professor of Genetics at the UCONN Health Center, that supports the use of non-invasive prenatal testing (NIPT) as a first line screening for chromosomal aneuploidies and related conditions.

•                  Launched an improved version of HorizonTM, Natera’s carrier screening panel, which screens for up to 274 conditions.

•                  Launched version 2 of Natera’s PanoramaTM non-invasive prenatal test, improving re-draw rates and performance at a lower fetal fraction than previously possible.

“We are pleased with our results in the quarter, particularly with the continued adoption of our cloud-based Constellation software,” said Matt Rabinowitz, Natera’s chief executive officer. “We continued to launch new products, add new commercial partners to our network, improve our customers’ user experience, and advance a broad range of clinical trials in both prenatal testing and oncology.”

Second Quarter and Six Months Ended June 30, 2015 Financial Results

Revenue was $45.1 million compared to $35.8 million for the second quarter of 2014, an increase of 26%, primarily due to increased sales of Panorama. Revenues from Panorama increased $7.5 million and revenues from all other products increased $1.8 million during the three months ended June 30, 2015 compared to the three months ended June 30, 2014. Revenue for the six months ended June 30, 2015 was $92.5 million compared to $63.1 million for the same period in 2014, an increase of 47%. The increase in revenues from 2014 to 2015 was primarily due to higher test volumes, particularly for Panorama.

Gross profit for the three months ended June 30, 2015 was $19.4 million, representing a 43% gross margin, compared to $16.8 million, representing a 47% gross margin in the same period of the prior year. * Gross profit for the six months ended June 30, 2015 was $41.9 million, representing a 45% gross margin, compared to $28.2 million, representing a 45% gross margin in the same period of the prior year.  Gross margins in the second quarter of 2015 declined versus the second quarter of 2014 primarily due to an increase in both the average cost per test and a reduction in revenue received per test. The increase in the average cost per test was related to higher volumes for Panorama Microdeletions panel which requires more material and labor costs. The reduction in revenue received per test was driven primarily by reduced average reimbursement for Panorama due to new CPT codes that went into effect in January 2015.  In addition, with the shift in focus to the direct sales model in the United States in late 2014, cost of product revenues in the second quarter of 2015 includes costs for tests performed in advance of related revenue recognition.  We now recognize revenue primarily on a cash received basis.

Total combined research and development and selling, general and administrative expenses for the three months ended June 30, 2015 were $34.8 million, an increase of 93% compared to $18.0 million in the same period of the prior year. Total combined research and development and selling, general and administrative expenses for the six months ended June 30, 2015 were $63.7 million, an increase of 74% compared to $36.7 million in the same period of the prior year.  The increase in both the three- and six-months ended June 30 over the prior year was driven by an increase in research and development and direct sales headcount. The increase over the prior year reflects the net addition of 218 employees and contractors from June 30, 2014 to June 30, 2015 as we increased our focus on a direct sales model in the United States. This significant investment in our direct ob/gyn-focused sales force in the United States is designed to capture significant market share for our full suite of women’s health products, including NIPT for all risk categories as reimbursement policies evolve.

Loss from operations for the second quarter of 2015 was $15.5 million compared to $1.2 million for the same period of the prior year. Loss from operations for the six months ended June 30, 2015 was $21.7 million compared to $8.5 million for the same period of the prior year.

For the three-months ended June 30, 2015, we reported a net loss of $19.7 million which includes non-cash expenses of approximately $3.0 million related to a change in the fair value of warrants and approximately $0.3 million related to a change in the fair value of long-term debt.  Without these adjustments, our net loss would be $16.4 million. For the six-months ended June 30, 2015, we reported a net loss of $29.7 million which includes non-cash expenses of $3.9 million related to a change in the fair value of warrants and $2.1 million related to a change in the fair value of long-term debt.  Without these adjustments, our net loss would be $23.7 million.

* Gross profit is calculated as GAAP total revenues less GAAP cost of product revenues. Gross margin is calculated as gross profit divided by GAAP total revenues.

2015 and 2016 Financial Outlook

Natera anticipates 2015 revenues of $175 million to $190 million; 2015 cost of product revenues to be approximately 65% of revenues; selling, general and administrative costs to be approximately 60% of revenues; and research and development costs to be 15% to 18% of revenues. Revenues may be adversely affected by entering in-network contracts with certain payers, which has long term strategic benefits and which is expected to occur in the second half of the third quarter or in the fourth quarter of 2015. Natera anticipates revenues of $220 million to $240 million in 2016, assuming robust adoption and reimbursement of the Panorama test within the average risk population in 2016.

About Natera

Natera is a leading genetic testing company that develops and commercializes non-invasive methods for analyzing DNA. The mission of the company is to transform the diagnosis and management of genetic disease. In pursuit of that mission, Natera operates a CAP-accredited laboratory certified under the Clinical Laboratory Improvement Amendments (CLIA) in San Carlos, CA, and it currently offers a host of proprietary genetic testing services primarily to OB/GYN physicians and fertility centers, as well as to genetic laboratories through its cloud-based Constellation™ software system. Tests include the Spectrum™ pre-implantation genetic test for embryo selection during IVF; the Anora™ miscarriage test to understand the genetic causes of a pregnancy loss; the Horizon™ carrier screen to detect inherited mutations; and the Panorama™ non-invasive prenatal test (NIPT) to screen for common chromosomal anomalies in a fetus as early as nine weeks of gestation. Natera is also applying its unique technologies to develop non-invasive screening and diagnostic tools for earlier detection and improved treatment of cancer. These tests have not been cleared or approved by the U.S. Food and Drug Administration.

Conference Call Information

Event:	Natera’s Second Quarter 2015 Results Conference Call

Date:	Wednesday, August 12, 2015

Time:	1:30 p.m. PT (4:30 p.m. ET)

Live Dial-In:	(866) 864-2549, Domestic

(704) 908-0477, International

Webcast:	investor.natera.com

A webcast replay will be available at investor.natera.com.

Forward-Looking Statements

This release contains forward-looking statements, including statements regarding Natera’s products, commercial partners, user experience, clinical trials, preliminary future financial outlook and financial performance, strategies, and general business conditions. Any forward-looking statements contained in this release are based upon Natera’s current plans, estimates, and expectations, as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved. Subsequent events may cause these expectations to change, and Natera disclaims any obligation to update the forward-looking statements in the future.

These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: we face numerous uncertainties and challenges in achieving the preliminary financial guidance provided; we may be unable to further increase the use and adoption of Panorama, through our direct sales efforts or through our laboratory partners, or to develop and successfully introduce new products, including our cancer products; we have incurred losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future; our quarterly results may fluctuate significantly; we may be unable to compete successfully with either existing or future prenatal testing products or other test methods; our cloud-based distribution model may be difficult to implement, and may not be successful in satisfying any necessary regulatory requirements, including the FDA’s draft guidances related to oversight of LDTs, if finalized; the results of our clinical studies may not support the use of our tests, particularly in the average-risk pregnancy population, or may not be able to be replicated in later studies required for regulatory approvals or clearances; if our sole laboratory facility becomes inoperable, we will be unable to perform our tests and our business will be harmed; we rely on a limited number of suppliers or, in some cases, single suppliers, for some of our laboratory instruments and materials and may not be able to find replacements or immediately transition to alternative suppliers; the marketing, sale, and use of Panorama and our other products could result in substantial damages arising from product liability or professional liability claims that exceed our resources; we may be unable to expand third-party payer coverage and reimbursement for Panorama and our other tests if third-party payers withdraw coverage or provide lower levels of reimbursement due to changing policies, billing complexities or other factors, and we may be required to refund reimbursements already received; if the FDA were to begin actively regulating our tests as outlined in the FDA’s October 3, 2014 draft guidances, we could incur substantial costs and delays associated with trying to obtain premarket clearance or approval and incur costs associated with complying with post-market controls; and any failure to obtain, maintain, and enforce our intellectual property rights could impair our ability to protect our proprietary technology and our brand.

Additional risks and uncertainties that could affect Natera’s financial results are included under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Natera’s final prospectus dated July 1, 2015. This is available on Natera’s website at www.natera.com under the Investor Relations section and on the SEC’s website at www.sec.gov. Further information on potential risks that could affect actual results will be included in other filings Natera makes with the SEC from time to time.

Natera, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues
Product revenues	$44,519	$35,736	$91,418	$62,945
Other revenues	568	100	1,104	186
Total revenues	45,087	35,836	92,522	63,131
Cost and expenses:
Cost of product revenues	25,732	19,014	50,575	34,914
Research and development	6,741	4,122	12,371	8,420
Selling, general and administrative	28,086	13,905	51,325	28,284
Total costs and expenses	60,559	37,041	114,271	71,618
Loss from operations	(15,472)	(1,205)	(21,749)	(8,487)
Interest expense	(1,203)	(936)	(2,213)	(1,745)
Interest (expense) benefit from changes in the fair value of long term debt	(322)	1,340	(2,122)	534
Other income (expense), net	(2,684)	287	(3,601)	(432)
Net loss	$(19,681)	$(514)	$(29,685)	$(10,130)
Net loss per share attributable to common stockholders:
Basic and diluted	$(3.58)	$(0.11)	$(5.50)	$(2.17)
Shares used to compute net loss per share attributable to common stockholders:
Basic and diluted	5,494	4,722	5,393	4,658

Natera, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except par value)

	June 30,	December 31,
	2015	2014
Assets
Current assets:
Cash	$62,243	$87,176
Restricted cash, current portion	145	503
Accounts receivable, net of allowance of $628 in 2015 and $527 in 2014	5,273	5,942
Inventory	14,633	11,542
Prepaid expenses and other current assets	3,537	1,314
Total current assets	85,831	106,477
Property and equipment, net	15,047	14,574
Restricted cash, long term portion	1,428	808
Other assets	4,446	1,764
Total assets	$106,752	$123,623
Liabilities, Preferred Stock, and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$8,949	$8,867
Accrued compensation	7,011	5,980
Other accrued liabilities	14,024	10,341
Deferred revenue	34	112
Equipment loan, current portion	2,340	2,340
Warrants	6,157	2,232
Total current liabilities	38,515	29,872
Equipment loan, long term portion	2,340	3,510
Senior secured term loan	23,086	20,964
Total long-term liabilities	25,426	24,474
Total liabilities	63,941	54,346
Commitments and contingencies
Convertible preferred stock	240,585	240,612
Stockholders’ deficit:
Common stock	1	1
Additional paid in capital	11,719	8,664
Notes receivable from officers	—	(192)
Accumulated deficit	(209,494)	(179,808)
Total stockholders’ deficit	(197,774)	(171,335)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$106,752	$123,623

Contacts

Natera, Inc.

Herm Rosenman

hrosenman@natera.com

Michael Hromadik, 858-442-2215

mhromadik@natera.com